AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC. MONTHLY PRICING SUPPLEMENT, DATED JANUARY 2, 2013, TO THE PROSPECTUS, DATED APRIL 27, 2012 Monthly Pricing Supplement (unaudited)

On January 2, 2013, our net asset value (“NAV”) per institutional share is $9.806 and our NAV per retail share is $9.896.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of December 3, 2012:	$ 8,027,949.19

Net Assets as of January 2, 2013:
Real Estate Properties, at Fair Value	$ 28,230,093.47
Non-Real Estate Assets (1)
Cash and Cash Equivalents	347,849.70
Subscriptions Receivable	11,637.00
Prepaid Organizational and Other Costs	4,417,845.94
Total Net Assets	33,007,426.11
Liabilities
Financing	21,370,964.70
Deferred Revenue	117,699.28
Other Liabilities (1)	2,939,755.86
Total liabilities	24,428,419.84
Net Asset Value	$ 8,579,006.27

(1) As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining NAV. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
December 4, 2012	$ 9.805	$ 9.890
December 5, 2012	$ 9.805	$ 9.890
December 6, 2012	$ 9.805	$ 9.890
December 7, 2012	$ 9.805	$ 9.891
December 10, 2012	$ 9.806	$ 9.891
December 11, 2012	$ 9.806	$ 9.891
December 12, 2012	$ 9.806	$ 9.892
December 13, 2012	$ 9.806	$ 9.892
December 14, 2012	$ 9.806	$ 9.892
December 17, 2012	$ 9.806	$ 9.893
December 18, 2012	$ 9.806	$ 9.893
December 19, 2012	$ 9.806	$ 9.893
December 20, 2012	$ 9.806	$ 9.893
December 21, 2012	$ 9.806	$ 9.894
December 24, 2012	$ 9.806	$ 9.894
December 26, 2012	$ 9.806	$ 9.895
December 27, 2012	$ 9.806	$ 9.895
December 28, 2012	$ 9.806	$ 9.895
December 31, 2012	$ 9.806	$ 9.896
January 2, 2013	$ 9.806	$ 9.896